                   C.I.S. TECHNOLOGIES, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                       COMPUTATION OF PER SHARE EARNINGS

                                                      Three months   Three months    Six months    Six months
                                                             ended          ended         ended         ended
                                                          June 30,       June 30,      June 30,      June 30,
                                                              1995           1994          1995          1994
                                                       (Unaudited)    (Unaudited)   (Unaudited)   (Unaudited)
                                                      ------------   ------------   -----------   -----------

Common shares outstanding                               30,090,111     26,889,712    30,090,111    26,889,712

Effect of using weighted average common and
  common equivalent shares outstanding                   2,384,182         (4,440)    2,384,182       (18,438)

Effect of shares issuable under stock option plans
  based on the treasury stock method                        74,366         51,899        57,272        78,592
                                                        ----------     ----------    ----------    ----------

Shares used in computing primary and
  fully-diluted earnings per share                      32,548,659     26,937,171    32,531,565    26,949,866
                                                        ==========     ==========    ==========    ==========